Exhibit 99.1
Global Credit Research
Rating Action
14 NOV 2008
Rating Action: Bowne & Co., Inc.
Moody’s downgrades Bowne CFR to Ba3, ratings under review for further downgrade
New York, November 14, 2008 — Moody’s Investors Service downgraded the corporate family rating of Bowne & Co., Inc. (Bowne) to Ba3 from Ba2 and the rating on its convertible subordinated notes to B2 from B1. The downgrade incorporates the negative impact of the deteriorating performance in Bowne’s Capital Markets segment on credit metrics, as well as a weakened liquidity profile. Moody’s expected the company’s business diversification to enable it to withstand a downturn in the capital markets, but the severity and prolonged nature of the current decline exceeds previous expectations. Furthermore, Bowne utilized its revolver to fund the repayment of the majority of its bonds when bondholders exercised put rights in October. While total debt increased only modestly (due to acquisitions), the revolver usage has reduced external liquidity sources, and the weak operating performance, combined with use of cash for acquisitions, has eroded Bowne’s internal sources.
Moody’s also placed ratings under review for further downgrade. In resolving the review, Moody’s will evaluate the cash costs and potential benefits of management’s restructuring plans, the outlook for its business in 2009, and the impact of these on the liquidity profile. Given the company’s seasonal pattern of cash usage in the first half of the year, Moody’s will focus on the company’s plans to manage cash needs during this time. A summary of today’s actions follows.
Bowne & Co., Inc.
Probability of Default Rating, Downgraded to Ba3 from Ba2
Corporate Family Rating, Downgraded to Ba3 from Ba2
Subordinate Convertible Bonds, Downgraded to B2, LGD6, 96% from B1, LGD5, 88%
Outlook, Changed To Rating Under Review From Stable
Bowne’s Ba3 corporate family rating reflects the seasonality and volatility of its cash flow and exposure to the capital markets cycle, which has depressed already modest EBITDA margins, as well as some vulnerability to the reduction in demand for printed products. Its moderate debt level, management’s track record of successful integration of acquisitions and implementation of cost cutting initiatives, and the considerable stream of recurring revenue support the ratings.
In April 2008, Moody’s upgraded Bowne’s corporate family rating to Ba2 from Ba3, based on improved free cash flow, some margin improvement, and a moderation in the share repurchase program, as well as expectations that adequate business diversification would enable the company to withstand a downturn in capital markets.
Please see the credit opinion to be posted on Moodys.com for more information.
Bowne & Co., Inc. provides global shareholder and marketing communications services, including capital markets communications, assistance with the preparation and filing of regulatory and shareholder communications online and in print, and the creation and distribution of customized communication on demand. With headquarters in New York, New York, Bowne maintains 60 offices around the globe and has approximately 3,200 employees. Its annual revenue is approximately $800 million.
New York
Karen Berckmann
Analyst
Corporate Finance Group

Moody’s Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653
New York
Andris G. Kalnins
Senior Vice President
Corporate Finance Group
Moody’s Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653
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